Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 3 to the Registration Statement (No. 333-255936) on Form S-4, and related Prospectus, of Fusion Acquisition Corp. of our report dated April 29, 2021, except for the restatement to the presentation of redeemable non-controlling interests described in Note 2 as to which the date is August 3, 2021, relating to the consolidated financial statements of MoneyLion Inc. and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Raleigh, North Carolina
August 5, 2021